Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 22-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, No. 333-105934, No. 333-129986, No. 333-136295, and No. 333-147986 of our report dated March 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), relating to the consolidated financial statements of The Gap, Inc. and subsidiaries, and the effectiveness of The Gap, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Gap, Inc. for the fiscal year ended February 2, 2008.

/s/ Deloitte & Touche LLP

San Francisco, California
March 28, 2008